Exhibit 10.3
FAIRFAX INC. and ODYSSEY RE HOLDINGS CORP.
INTER-COMPANY TAX ALLOCATION AGREEMENT
Effective March 4, 2003
     WHEREAS, Fairfax Inc., a Wyoming corporation (“Parent”) and Odyssey Re Holdings Corp., a Delaware Corporation (“ORH”), became members of an affiliated tax group filing consolidated tax returns on March 4, 2003;
     WHEREAS, ORH automatically became a member of the TIG Holdings, Inc., Inter-Company Tax Allocation Agreement effective January 1, 2000 (the “2000 Agreement”) on March 4, 2003;
     WHEREAS, TIG Holdings, Inc and ORH desire to remove ORH from the 2000 Agreement and Parent and ORH desire to enter into an Inter-Company Tax Allocation Agreement effective March 4, 2003;
     NOW, THEREFORE, the parties agree as follows:
     The purpose of this agreement (the “Agreement”) is to determine the amount of federal and (where applicable) state income tax allocated ORH and the amount ORH will pay to or receive from Parent. This Agreement is between Parent and ORH. Parent and ORH are sometimes hereafter collectively referred to as the “Group”.
1.	ORH and Parent are affiliated corporations and have elected to file a consolidated federal income tax return pursuant to the provisions of Section 1502, et seq., the Internal Revenue Code of 1986, as amended, (the “Code”).

2.	ORH shall compute and pay to the Parent its federal income tax liability as if computed on a separate return. ORH shall have first use of all of its current operating losses and credits. Additionally, Parent shall reimburse ORH for any net operating losses (NOL’s) that can be utilized by ORH Subsidiaries reflected in Schedule 1. To the extent ORH NOL’s can be utilized by ORH subsidiaries, such NOL’s are deemed utilized by ORH in the same tax year. The calculation of the separate federal income tax liability of ORH shall be made pursuant to the Code and its regulations, as well as applicable cases, rulings, etc., and shall be determined by utilizing the maximum applicable corporate income tax rate.

3.	ORH shall pay such separate return tax liability to the Parent by no later than the applicable due date or dates that such payments would have been required by the Internal Revenue Service if ORH had filed a separate return, or as soon thereafter as possible.

4.	If ORH would not have to pay any federal income tax or would have a claim for refund of federal income taxes, the Parent will pay to ORH an amount equal to the refund ORH would have been entitled to obtain from the Internal Revenue Service. The Parent shall make the payment to ORH by no later than the applicable due date or dates that payment would have been made by the Internal Revenue Service if ORH had filed a timely claim for refund, or as soon thereafter as possible.

5.	In the event that ORH or the Parent is required or has elected to file a unitary or combined state income tax return, which may include other affiliate companies,

the Parent will compute, report, and pay the state income tax liability in accordance with the applicable state laws and regulations and will file the required annual return. Within thirty (30) days from the filing of any combined state income tax return the Parent will calculate and assess ORH’s share of the combined state income tax liability based on (i) the methodology required or established by state income tax law or, (ii) if none, the percentage of ORH’s separate income or tax divided by the total separate income or tax of the State Group. Within thirty (30) days of such assessment, each member will pay to the Parent its share of the state income tax liability.

6.	If after the filing of a return it is determined that the liability computed hereunder is incorrect, whether by reason of an Internal Revenue Service audit, state audit, discovery of error, the learning of new information, or otherwise, appropriate payments, including allocations of penalty and/or interest, if applicable, shall be made promptly to reflect the payments that should have been made.

7.	In lieu of actual payments, adjustments to inter-company payables and receivables may be made, and any net balances due will be paid within ninety (90) days of each adjustment. All payments under this Agreement, including subsequent changes in the amount of a Subsidiary’s tax liability or reimbursement payment, shall be considered an inter-company payable or receivable, as the case may be, until such adjustment is paid, and shall not be considered a dividend or surplus contribution.

8.	The Parent agrees to indemnity and reimburse ORH for any and all claims, demands, and expenses in the event that the Internal Revenue Service levies upon the assets of ORH for unpaid taxes, including penalties and interest, in excess of that amount for which ORH may be liable pursuant to the terms of this Agreement.

9.	This Agreement shall be applicable only with respect to periods for which the parties are members of the same affiliated Group filing a consolidated federal income tax return. No adjustments hereunder shall be made with respect to periods for which either the Parent or ORH are not members of the same affiliated Group.

10.	Solely with respect to ORH, the 2000 Agreement is hereby terminated effective on March 4, 2003, and this Agreement shall take effect on March 4, 2003 and shall continue until terminated by the mutual written agreement of Parent and ORH. In the event any party ceases to be affiliated with the Group, this Agreement automatically terminates only with respect to that member. This Agreement shall also terminate if the Group fails to file a consolidated federal income tax return for any tax year of this Agreement. Notwithstanding the termination of this Agreement, its provisions will remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidate federal income tax return.

11.	This Agreement may, from time to time, be amended, modified, and supplemented in such manner as may be mutually agreed upon by the parties, subject to the approval of any regulatory authorities as required by law. Any amendment, modification, or supplement to this Agreement shall be in writing and shall be executed by a duly appointed representative of each of the parties.

12.	Every article, term, condition, and provision of this Agreement is declared to be independent of and severable from all other articles, terms, conditions, and provisions of the Agreement. Invalidation, whether judicial or otherwise, of any article, term, condition, or provision contained in the Agreement shall in no way affect any other provisions of this Agreement, all of which shall remain in full force and effect.

13.	The books, accounts, tax returns, and records of the Parent and ORH shall be maintained so as to clearly and adequately disclose the precise nature and details of the obligations and liabilities under this Agreement. All materials relating to the tax returns, including but not limited to the returns, supporting schedules, work papers, and correspondence, shall be available for inspection at any time during normal business hours by the Parent or ORH. Each party to this Agreement shall maintain, at its principal or home office, records of all tax allocations, and any subsequent Internal Revenue Service or state review or adjustment. The provisions of this section shall survive termination of this Agreement.

14.	This Agreement has been approved by the Board of Directors of each party to this Agreement.

15.	This Agreement is not assignable by any party without the prior written consent of the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers to be effective March 4, 2003.

Fairfax Inc.
By:	/s/ John Cassil
	Name:	John Cassil
	Title:	Vice President

Odyssey Re Holdings Corp.
By:	/s/ Anthony J. Narciso Jr.
	Name:	Anthony J. Narciso Jr.
	Title:	Controller

Acknowledged: TIG Holdings, Inc.
By:	/s/ Keith M. Walker

SCHEDULE 1
Odyssey America Reinsurance Corporation
Clearwater Insurance Company (formerly known as Odyssey Reinsurance Corporation)
Hudson Insurance Corporation
Odyssey Holdings Latin America Inc.
Odyssey Latin America Inc.
Odyssey UK Holdings Corp.
Hudson Specialty Insurance Company (formerly known as General Security Indemnity Company) (effective October 28, 2003)